3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643
FOR IMMEDIATE RELEASE - St. Louis, MO, February 12, 2015
SIGMA-ALDRICH (NASDAQ - SIAL) REPORTS RECORD FULL-YEAR 2014 SALES OF $2.79 BILLION AND RECORD ADJUSTED DILUTED EPS OF $4.37. REPORTS Q4 2014 ADJUSTED DILUTED EPS OF $1.14 AND ORGANIC SALES GROWTH OF 7%. DECLARES $0.23 PER SHARE QUARTERLY DIVIDEND.

HIGHLIGHTS:

Q4 2014 Results (all percentage changes are against the same period in 2013)

•
Reported sales increased 3% to $705 million. Organic sales growth was 7% with changes in foreign currency exchange rates reducing sales by 5%. Net impact from recent acquisitions and divestitures increased sales by 1%.

•	By business unit, organic sales growth was 4% in Research, 8% in Applied and 14% in SAFC Commercial.

•
Reported diluted EPS was $1.11 compared to $1.08 in Q4 2013. Excluding costs related to restructuring, mergers and acquisitions and certain 2013 tax benefits, adjusted diluted EPS was $1.14 compared to $1.02 in Q4 2013, an increase of 12%. Changes in foreign currency exchange rates compared to the same period last year reduced adjusted EPS by $0.04.

•	On February 10, 2015 the Company’s Board of Directors approved a quarterly cash dividend of $0.23 per share to be paid on March 13, 2015, to shareholders of record on February 27, 2015.

Full-Year 2014 Results (all percentage changes are against the full-year 2013)

•	Reported sales increased 3% to $2.79 billion. Organic sales growth was 4% with changes in foreign currency exchange rates reducing sales by 1%.

•	By business unit, organic sales growth was 1% in Research, 8% in Applied and 6% in SAFC Commercial.

•
Reported diluted EPS was $4.17 compared to $4.06 in 2013. Excluding costs related to restructuring, mergers and acquisitions and certain 2013 tax benefits, adjusted diluted EPS was a record-high $4.37 compared to $4.12 in 2013, an increase of 6%. Changes in foreign currency exchange rates compared to last year reduced adjusted EPS by $0.09. Excluding this impact, 2014 adjusted diluted EPS would have increased by 8%.

CEO’s STATEMENT:

Commenting on 2014 performance, President and CEO Rakesh Sachdev said, "I am proud of all of our employees. In what has become a very eventful and pivotal year in the history of our Company, their hard work and dedication to our customers resulted in another record-breaking year of sales and earnings. I am especially pleased to report that annual adjusted EPS increased for the 40th consecutive year.

Our three business units, Research, Applied and SAFC, continue to provide market-leading products and services and each business has elevated its customer-centric strategies by responding to the needs of their global, diverse customer bases. This resulted in solid organic sales growth for the year with the fourth quarter of 2014 at 7%, the highest quarterly performance in almost four years.

In the Research business unit, we had a good finish to 2014 with growth contribution from all segments and geographies. Research customers appreciate the high quality and availability of our wide range of products as well as the ease of ordering through our industry-leading e-Commerce platform. In the fourth quarter, we saw improved U.S. academic spending and had another double-digit sales growth performance in China as well as a return to double-digit growth in India.

In the Applied business unit, we had steady performance throughout 2014 with contributions from all segments and all geographies. In the fourth quarter of 2014, the Diagnostics & Testing segment grew double digits, again led by demand for our analytical standards. Our focus on providing high quality, innovative products to customers in regulated diagnostics and testing markets continues to open opportunities with new customers and generate double-digit growth with our strategic accounts.

In the SAFC business unit, we had a strong finish to the year with 14% organic sales growth in the fourth quarter led by double-digit growth of our Life Science Products. Biopharma and Pharma products contributed to growth in this segment, led by new zinc-finger nuclease licensing agreements and PharmaGrade product sales. The Life Science Services segment had another solid quarter of growth, led by demand in service sales for gene therapy projects. We are now reaping the benefits of our successful integration of BioReliance into SAFC. The top-line synergies this integration has created has led to six consecutive double-digit sales growth quarters for Life Science Services.

The Global Supply Chain initiatives we rolled out at the beginning of the year have had a meaningful impact on our results. These initiatives, coupled with the ongoing cost reduction activities throughout the entire organization, helped drive a 70 basis point improvement in full-year 2014 gross margin despite a 20 basis point negative impact from changes in foreign currency exchange rates.

In January at the World Economic Forum in Davos, we were named by Corporate Knights as the 38th Most Sustainable Corporation in the World. This is the second consecutive year for Sigma-Aldrich to be named to this prestigious list, and we are proud to be one of only 20 U.S. companies to receive this distinction in the 2015 Global 100 list. This is a testament to our sustainability efforts in the communities where we live and work."

Mr. Sachdev continued, “Looking to the future, we are excited about the opportunity to join forces with Merck KGaA of Darmstadt, Germany. We continue to expect the transaction to close mid-2015, subject to receipt of certain antitrust and government approvals and other customary closing conditions. We believe that our eighty-year mission of enabling science to improve the quality of life by providing one of the broadest portfolios of high quality products in the industry will significantly benefit the combination of the two companies, our employees and, most importantly, our large world-wide customer base."

Q4 2014 AND FULL-YEAR 2014 RESULTS:

Reported sales for the fourth quarter of 2014 were $705 million, a 3% increase from the same quarter in 2013. Organic sales growth in the quarter was 7%. Acquisitions and divestitures increased sales by 1% in the quarter, and changes in foreign currency exchange rates reduced sales by 5%.

For the full-year 2014, reported sales were $2.79 billion, a 3% increase from full-year 2013. Organic sales growth was 4%, and changes in foreign currency exchange rates reduced sales by 1%.

In the fourth quarter of 2014, reported sales of the Research business unit ($341 million in sales, 48% of overall sales) declined by 2% compared to the same period last year. Organic sales growth was 4%. Changes in foreign currency exchange rates reduced sales by 6%. All segments (Academic, Pharma and Dealers) and geographies contributed to organic sales growth during the quarter.

For the full-year 2014, reported sales of the Research business unit ($1.40 billion in sales, 51% of overall sales) were flat compared to 2013. Organic sales growth was 1%, and changes in foreign currency exchange rates reduced sales by 1%.

Reported fourth quarter 2014 sales of the Applied business unit ($167 million in sales, 24% of overall sales) increased by 7% compared to the same period last year. Organic sales growth was 8%. Acquisitions added 3% to sales in the quarter, and changes in foreign currency exchange rates reduced sales by 4%. Applied sales growth was driven by double-digit growth in the Diagnostics & Testing segment.

For the full-year 2014, reported sales of the Applied business unit ($680 million, 24% of overall sales) increased 8% compared to 2013. Organic sales growth was 8%. Acquisitions increased sales by 1%, and changes in foreign currency exchange rates reduced sales by 1%.

Reported fourth quarter 2014 sales of the SAFC Commercial business unit ($197 million in sales, 28% of overall sales) grew by 9% compared to the same period last year. Organic sales growth was 14%. Divestitures reduced reported sales by 1%, and changes in foreign currency exchange rates reduced sales by 4%. Growth was led by double-digit organic sales growth in both the Life Science Products and Life Science Services segments.

For full-year 2014, reported sales of the SAFC Commercial business unit ($701 million, 25% of overall sales) increased by 4%. Organic sales growth was 6%. Impact from divestitures decreased sales by 1%, and changes in foreign currency exchange rates decreased sales by 1%.

Excluding restructuring and mergers and acquisitions costs, adjusted operating income in the fourth quarter of 2014 grew by $5 million, which was an increase of 3% over the same period last year. Changes in foreign currency exchange rates, net of hedging, lowered operating income when compared to the same period last year by $6 million.

For full-year 2014, adjusted operating income grew by $32 million, an increase of 5% from 2013. The adjusted operating income margin was 25.7%, an improvement of 40 basis points from 2013. Changes in foreign currency exchange rates reduced otherwise reported adjusted operating income margin by 40 basis points. Excluding the impact of changes of in foreign currency exchange rates, 2014 adjusted operating income would have increased by $47 million from 2013, an increase of 7%.

The adjusted effective tax rate (excluding restructuring and mergers and acquisitions costs) for the fourth quarter of 2014 was 22% as compared to 28% in the same period last year. The lower tax rate is primarily due to an increased benefit from favorable tax rates in foreign jurisdictions, the reinstatement of the U.S. R&D tax credit for 2014 in December, and the finalization of prior year tax filings.

The adjusted effective tax rate for full-year 2014 was 26% as compared to 27% in 2013. The lower tax rate in 2014 is primarily due to an increased benefit from favorable tax rates in foreign jurisdictions.

OTHER INFORMATION:

Cash Flow and Debt: For full-year 2014, net cash provided by operating activities was $640 million compared to $641 million in 2013. Capital expenditures were $118 million as compared to $100 million in 2013. Free cash flow was $522 million as compared to $541 million in 2013. The Company’s debt to capital ratio was 12% at December 31, 2014, compared to 11% at December 31, 2013.

Share Repurchases: The Company did not repurchase shares in the fourth quarter of 2014. During the first three quarters of 2014, the Company repurchased approximately 900,000 shares for approximately $85 million. There were approximately 119 million shares outstanding at December 31, 2014.

Conference Call Information: In light of the announced transaction with Merck KGaA, the Company will no longer hold conference calls for quarterly and annual earnings. The transaction with Merck KGaA, which is expected to close in mid-2015, is subject to customary closing conditions, including regulatory approvals.

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial and business environment risks and projections. Such statements include those preceded or followed by, or including the words, “continue,” “expect,” “believe,” “will be,” “will continue,” “enabling,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to certain acquisitions and transactions, future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company’s operations, investments and acquisitions and conditions in the markets the Company serves. While the Company believes these statements are reasonable, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) successfully completing our proposed transaction with Merck KGaA, which is dependent upon and/or may be affected by a number of factors, including, without limitation, timely receipt of regulatory approvals required for the transaction and other customary closing conditions, (2) potential disruption to our business occurring during the period between the announcement of the merger agreement with Merck KGaA and the closing of the transaction, (3) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (4) changes in pricing and the competitive environment and the global demand for the Company's products, (5) changes in foreign currency exchange rates, (6) changes in research funding and the success of research and development activities, (7) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units and global supply chain efficiency improvements, (8) dependence on uninterrupted manufacturing operations and a global supply chain, (9) changes in the regulatory environment in which the Company operates, (10) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 12 - Income Taxes, to the Company’s consolidated financial statements included in Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “10-K”), (11) exposure to litigation, including, without limitation, product liability claims, (12) the ability to maintain adequate quality standards, (13) reliance on third party package delivery services, (14) an unanticipated increase in interest rates, (15) other changes in the business environment in which the Company operates, (16) acquisitions or divestitures of businesses, (17) the amount of restructuring charges, if any, (18) disruption to our information technology systems, and (19) the outcome of the outstanding matters described in Note 14 - Contingent Liabilities and Commitments to the Company’s consolidated financial statements included in Item 8 of Part II of the 10-K. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich, headquartered in St. Louis, Missouri, is a leading Life Science and Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich manufactures and distributes 250,000 chemicals, biochemicals and other essential products and 46,000 equipment products to its global customer base with more than one million scientists and technologists in life science companies, university and government institutions, hospitals and a wide range of industrial companies. The Company operates in 37 countries and has more than 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 9 and 10 of this release for these reconciliations.

With approximately 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisition/divestiture impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur in 2015 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value, and believes this non-GAAP information is useful to investors as well: adjusted net income, adjusted diluted EPS and adjusted operating income margin (reconciled on page 10) and free cash flow (reconciled on page 8). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures.

Investor and Financial Contact

Quintin Lai
Investor Relations
(314) 898-4643
quintin.lai@sial.com

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Sales	$705	$684	$2,785	$2,704
Cost of products and services sold	343	342	1,366	1,343
Gross profit	362	342	1,419	1,361
Selling, general and administrative expenses	170	154	639	612
Research and development expenses	16	17	65	66
Other charges	7	—	34	22
Operating income	169	171	681	661
Interest, net	1	1	4	4
Income before income taxes	168	170	677	657
Provision for income taxes	35	39	177	166
Net income	$133	$131	$500	$491

Net income per share - Basic	$1.12	$1.09	$4.20	$4.09
Net income per share - Diluted	$1.11	$1.08	$4.17	$4.06

Weighted average number of shares outstanding - Basic	119	120	119	120
Weighted average number of shares outstanding - Diluted	120	121	120	121

Income Statement Ratios
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Gross profit	51.3%	50.0%	51.0%	50.3%
S,G&A expenses	24.1%	22.5%	22.9%	22.6%
Research and development expenses	2.2%	2.5%	2.4%	2.4%
Other charges	1.0%	—%	1.2%	0.9%
Operating income	24.0%	25.0%	24.5%	24.4%

Net income	18.9%	19.2%	18.0%	18.2%

Effective tax rate	20.8%	22.9%	26.1%	25.3%

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$958	$722
Accounts receivable	397	382
Inventories	699	699
Deferred taxes	46	31
Other	147	87
Total current assets	2,247	1,921

Property, plant and equipment:
Property, plant and equipment	2,108	2,098
Less - accumulated depreciation	(1,322)	(1,292)
Property, plant and equipment, net	786	806

Goodwill	756	691
Intangibles, net	292	255
Other	114	132
Total assets	$4,195	$3,805

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$145	$65
Accounts payable	183	152
Payroll	81	64
Income taxes	—	25
Other	81	77
Total current liabilities	490	383

Long-term debt	300	300
Pension and post-retirement benefits	103	73
Deferred taxes	69	74
Other	103	80
Total liabilities	1,065	910

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	383	322
Common stock in treasury	(2,486)	(2,407)
Retained earnings	5,049	4,658
Accumulated other comprehensive income	(18)	120
Total stockholders' equity	3,130	2,895

Total liabilities and stockholders' equity	$4,195	$3,805

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$500	$491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132	138
Deferred income taxes	(10)	(8)
Stock-based compensation expense	23	22
Restructuring, net of payments	9	8
Other	(4)	(15)
Changes in operating assets and liabilities:
Accounts receivable	(39)	(32)
Inventories	(7)	12
Accounts payable	39	(8)
Income taxes	(8)	3
Other	5	30
Net cash provided by operating activities	640	641

Cash flows from investing activities:
Capital expenditures	(118)	(100)
Purchases of investments	(53)	(100)
Proceeds from sales of investments	50	83
Acquisitions of businesses, net of cash acquired	(170)	—
Proceeds from sale of net assets	—	13
Other	(5)	(4)
Net cash (used in) investing activities	(296)	(108)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	81	(318)
Dividends	(109)	(103)
Share repurchases	(85)	(146)
Proceeds from exercise of stock options	33	27
Other	9	7
Net cash (used in) financing activities	(71)	(533)

Effect of exchange rate changes on cash	(37)	(2)
Net change in cash and cash equivalents	236	(2)
Cash and cash equivalents at January 1	722	724
Cash and cash equivalents at December 31	$958	$722

Reconciliation of Free Cash Flow
(in millions)
	Twelve Months Ended
	December 31,
	2014	2013

Net cash provided by operating activities	$640	$641
Less: Capital expenditures	(118)	(100)
Free cash flow	$522	$541

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	December 31, 2014
			Acquisition &
			Divestiture	Adjusted
	Reported	Currency	Impact	(Organic)

Research	(2)%	(6)%	—%	4%
Applied	7%	(4)%	3%	8%
SAFC Commercial	9%	(4)%	(1)%	14%
Total Customer Sales	3%	(5)%	1%	7%

	Twelve Months Ended
	December 31, 2014
			Acquisition &
			Divestiture	Adjusted
	Reported	Currency	Impact	(Organic)

Research	—%	(1)%	—%	1%
Applied	8%	(1)%	1%	8%
SAFC Commercial	4%	(1)%	(1)%	6%
Total Customer Sales	3%	(1)%	—%	4%

Business Unit Sales
(in millions)
	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Total 2014

Research	$359	$357	$347	$341	$1,404
Applied	171	172	170	167	680
SAFC Commercial	159	172	173	197	701
Total Customer Sales	$689	$701	$690	$705	$2,785

	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$353	$341	$347	$1,402
Applied	159	160	154	156	629
SAFC Commercial	155	168	169	181	673
Total Customer Sales	$675	$681	$664	$684	$2,704

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Reported net income	$133	$131	$1.11	$1.08
Other charges	4	—	0.03	—
Favorable tax items	—	(8)	—	(0.06)
Adjusted net income	$137	$123	$1.14	$1.02

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Reported net income	$500	$491	$4.17	$4.06
Other charges	24	16	0.20	0.13
Favorable tax items	—	(8)	—	(0.07)
Adjusted net income	$524	$499	$4.37	$4.12

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Reported operating income	$169	$171	$681	$661
Other charges	7	—	34	22
Adjusted operating income	$176	$171	$715	$683

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Reported operating income margin	24.0%	25.0%	24.5%	24.4%
Other charges	1.0%	—%	1.2%	0.9%
Adjusted operating income margin	25.0%	25.0%	25.7%	25.3%

Trend of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2014	2014	2014	2014

Reported operating income margin	24.0%	22.3%	26.2%	25.3%
Other charges	1.0%	3.6%	0.2%	0.1%
Adjusted operating income margin	25.0%	25.9%	26.4%	25.4%